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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of this 1st day of April 2000, is by and between US Office Products Company (the "Company"), a Delaware corporation, and Jay Mutschler ("Employee").

                                    RECITALS

    The Company desires to continue to employ Employee and to have the benefit of his skills and services, and Employee desires to continue employment with the Company, on the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

                                   AGREEMENTS

    1. EMPLOYMENT; TERM. The Company hereby employs Employee to perform the duties described herein, and Employee hereby accepts employment with the Company, for a term beginning on the date hereof and continuing for a period of three (3) years (the "Term"). This Agreement may be terminated prior to the end of the Term in the manner provided for in Section 6 below.

    2. POSITION AND DUTIES. The Company hereby employs Employee as President, US Office Products, North America (the "Business Unit"). As such, Employee shall be the chief executive of the Business Unit, which currently includes the Company's North American office supplies and office furniture businesses, and shall have responsibilities, duties and authority given to him by the Company's Chief Executive Officer and the Company's Board of Directors (the "Board") and consistent with his position. Employee will report directly to the Chief Executive Officer, or to such other senior executive officer as the Chief Executive Officer or the Board shall determine. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote all of his professional time, attention, efforts to promote and further the business of the Company. Employee shall faithfully adhere to, execute, and fulfill all policies established by the Company.

    3. COMPENSATION. For all services rendered by Employee, the Company shall compensate Employee as follows:

    (a) BASE SALARY. Effective on the date hereof, the base salary payable to Employee shall be $375,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less than monthly.

    (b) INCENTIVE BONUS. During the Term, Employee shall be eligible to participate in appropriate executive compensation programs, as determined by the Company. During the Company's 2000 fiscal year, Employee shall be eligible to participate in both the Company's Short-Term Management Incentive Compensation Plan (the "Short-Term Plan") and the Company's Two-Year Special Bonus Plan (which also will continue into the Company's 2001 fiscal year). His participation in such programs shall be specified in the terms of such programs, consistent with his level of responsibility and position. For the Company's 2000 fiscal year, Employee's awards under the aforementioned programs (if any are earned) shall be based upon his performance as President of the Company's Office Furniture Division, in light of the targets and objectives set previously for his performance in such position, and in light of his tenure in that position for 11 of the 12 months of the fiscal year. New targets and objectives for his current position will be implemented for the Company's 2001 fiscal year. The Company shall retain complete and absolute discretion at all times to determine the terms and conditions of such programs, eligibility for participation, and the criteria, timing, and forms of payment of any incentive or bonus compensation. In the event that the Short-Term Plan is not continued or is terminated, the Company shall develop a suitable alternative
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incentive program for Employee that is comparable to incentive programs developed for other senior executives of the Company.

    (c) PERQUISITES, BENEFITS, AND OTHER COMPENSATION. During the Term, Employee shall be entitled to receive all perquisites and benefits as are customarily provided by the Company to its employees, subject to such changes, additions, or deletions at the Company may make generally from time to time, as well as such other perquisites or benefits as may be specified from time to time by the Board or the President of the Company. In addition, during each year of the Term, Employee shall be entitled to receive four (4) weeks of vacation, which shall accrue in accordance with the Company's policies. Payment in lieu of accrued but unused vacation shall be subject to and determined by the Company's policies.

    4. EXPENSE REIMBURSEMENT. The Company shall reimburse Employee for (or, at the Company's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

    5. PLACE OF PERFORMANCE. Employee shall have his office within the Company's headquarters office within the Washington, DC metropolitan area. Employee understands that he may be requested by the Company to relocate from his present residence to another geographic location outside of the Washington, DC metropolitan area in order to more efficiently carry out his duties and responsibilities under this Agreement or as part of a promotion or a change in duties and responsibilities. In such event, if Employee agrees to relocate, the Company will provide Employee with a relocation allowance, in an amount determined by the Company, to assist Employee in covering the costs of moving himself, his immediate family, and their personal property and effects. The total amount and type of costs to be covered shall be determined by the Company, in light of prevailing Company policy at the time.

    6. TERMINATION; RIGHTS ON TERMINATION. Employee's employment may be terminated in any one of the following ways, prior to the expiration of the
Term:

    (a) DEATH. The death of Employee shall immediately terminate the Term, and no severance compensation shall be owned to Employee's estate.

    (b) DISABILITY. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the material duties of his position on a full-time basis for a period of four consecutive months, or for a total of four months in any six-month period, then 30 days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate Employee's employment hereunder if Employee is unable to resume his full-time duties at the conclusion of such notice period. Subject to Section 6(h) below, if Employee's employment is terminated as a result of Employee's disability, the Company shall continue to pay Employee his base salary for the lesser of
(i) 6 months from the effective date of termination, or (ii) whatever time period is remaining under the Term. Such payments shall be made in accordance with the Company's regular payroll cycle.

    (c) TERMINATION BY THE COMPANY "FOR CAUSE." The Company may terminate the Term 10 days after written notice to Employee "for cause," which shall be:
(i) Employee's material breach of this Agreement that either cannot be cured or, if curable, is not cured within 10 days of receipt by Employee of written notice from the Company specifying the breach; (ii) Employee's gross negligence in the performance of his duties hereunder, intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the directives of the Board, his superior officers, or the Company's policies and procedures, which actions continue for a period of at least 10 days after receipt by Employee of written notice of the need to cure or cease;
(iii) Employee's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, and that in the judgment of the Company materially and adversely affects the

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operations or reputation of the Company; (iv) Employee's conviction of a felony or other crime involving moral turpitude; or (v) Employee's abuse of alcohol or drugs (legal or illegal) that, in the Company's judgment, materially impairs Employee's ability to perform his duties hereunder. In the event of a termination "for cause," as enumerated above, Employee shall have no right to any severance compensation.

    (d) WITHOUT CAUSE. At any time after the commencement of employment, the Company may, without cause, terminate the Term and Employee's employment, effective thirty (30) days after written notice is provided to the Employee. Should Employee be terminated by the Company without cause, subject to
Section 6(h) below, Employee shall receive from the Company his base salary for the longer of (i) 18 months from the date of termination, or (ii) whatever time period is remaining under the Term. Such payments will be made in accordance with the Company's regular payroll cycle. If Employee resigns or otherwise terminates employment for any reason or for no reason, Employee shall receive no severance compensation.

    (e) NON-CONTINUANCE. If, within (60) days after the last day of the Term, the Company terminates Employee's employment "without cause," subject to
Section 6(h) below, Employee shall receive from the Company, as severance, his base salary for a period ending on the first anniversary of the last day of the Term. Such payments shall be made in accordance with the Company's regular payroll cycle.

    (f) CHANGE IN CONTROL. The provisions of Section 16A below shall apply if a "Change in Control" occurs during the Term. If severance is payable to Employee under Section 16A, it shall be paid in accordance with the terms that provision and in lieu of any other payments that might otherwise be made pursuant to this Section 6.

    (g) PAYMENT THROUGH TERMINATION. Upon termination of Employee's employment for any reason provided in this Section 6, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation, in accordance with applicable policies of the Company) due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above in this Section 6. With respect to incentive bonus compensation, Employee shall be entitled to receive any bonus declared but not paid prior to termination. Any other payment of incentive bonus compensation shall be governed by the terms of the applicable incentive plan. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under Section 11 below and Employee's obligations under
Section 7, 8, 9 and 10 below shall survive such termination in accordance with their terms.

    (h) RIGHT TO OFFSET. In the event of any termination of Employee's employment under this Agreement, the Employee shall have no obligation to seek other employment; PROVIDED, that if Employee secures employment or any consulting or other similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 6, the Company shall have the right to reduce the amounts to be paid hereunder by the amount of Employee's earnings from such other employment. This Section 6(h) shall not apply to
Section 16A Severance (as defined in Section 16A below).

    7.  RESTRICTION ON COMPETITION.

    (a) During the Term, and thereafter, if Employee continues to be employed by the Company and/or any other entity owned by or affiliated with the Company on an "at will" basis, for the duration of such period, and thereafter for a period equal to the longer of (x) one year, or (y) the period during which Employee is receiving any severance pay from the Company. Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

        (i) engage as an employee, officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, or as an independent contractor, consultant, advisor, or sales representative or in

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    any other similar capacity in any business selling office supplies, office furniture, or office coffee or vending products or services that competes directly with the Company and has an office within 50 miles of any location where the Company has an office;

        (ii) hire or solicit any Person who is, at that time, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company; or

        (iii) solicit any Person who is, at that time, or has been, within one year prior to that time, a customer of the Company for the purpose of soliciting from, or selling to, such Person office products, office furniture, or office coffee or vending products or services in competition with the Company.

    (b) In view of the Company's extensive involvement in offering products and services to customers and prospective customers through the Internet (as an enhancement to its traditional business activities), the restriction in clause
(a)(i) also shall apply to any Person that does not otherwise fall within the scope of clause (a)(i) but that offers office supplies, office furniture, or office coffee or vending products or services to customers through the Internet, if such Person holds itself out as being able to distribute (directly or through a third party) such products or services to any customer location within 50 miles of any location where the Company has an office.

    (c) The foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent of the capital stock of a competing business.

    (d) The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

    (e) All of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of one year stated at the beginning of this Section 7, during which the agreements and covenants of Employee made in this Section 7 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 7.

    (f) If the time period specified by this Section 7 shall be reduced by law or court decision, then, notwithstanding the provisions of Section 6 above, Employee shall be entitled to receive from the Company his base salary at the rate then in effect solely for the longer of (i) the time period during which the provisions of this Section 7 shall be enforceable under the provisions of such applicable law, or (ii) the time period during which Employee is not engaging in any competitive activity, but in no event longer than the applicable period provided in Section 6 above.

    (g) For purposes of this Section 7, it is agreed that the term "Company" shall include US Office Products Company and all of its subsidiaries.

    (h) Employee has carefully read and considered the provisions of this
Section 7 and, having done so, agrees that the restrictive covenants in this
Section 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the valuable and legitimate business interests of the Company and its subsidiaries. Employee also expressly acknowledges and agrees that because he is a senior executive officer of the Company with access to a broad range of valuable, confidential, and proprietary strategic and operational information about the Company's and its subsidiaries operations throughout North America,

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the geographic scope of this Section 7 is fair, reasonable, and necessary to protect the valuable and legitimate business interests of the Company and its subsidiaries.

    8. CONFIDENTIAL INFORMATION. Employee hereby agrees to hold in strict confidence and not to disclose to any third party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company (including all trade secrets), and whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company's business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; PROVIDED, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information. For purposes of this Section 8, it is agreed that the term "Company" shall include US Office Products Company and all of its subsidiaries.

    9. INVENTIONS. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the period of employment or within one year thereafter, and that are directly related to the business or activities of the Company and that Employee conceives as a result of his employment by the Company, regardless of whether or not such ideas, inventions, or improvements qualify as "works for hire." Employee hereby assigns and agrees to assign all his interests therin to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

    10. RETURN OF COMPANY PROPERTY. Promptly upon termination of Employee's employment by the Company for any reason or no reason, Employee or Employee's personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company or its respective representatives, vendors, or customers that pertain to the business of the Company, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company, as the case may be, and be subject at all times to their discretion and control.

    11. INDEMNIFICATION. In the event Employee is made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than action by the Company against Employee, and excluding any action by Employee against the Company), by reason of the fact that he is or was performing services under this Agreement or as an officer or director of the Company, then, to the fullest extent permitted by applicable law, the Company shall indemnify Employee against all expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. Such indemnification shall continue as to Employee even if he has ceased to be an employee, officer, or director of the Company and

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shall inure to the benefit of his heirs and estate. The Company shall advance to
Employee all reasonable costs and expenses directly related to the defense of such action, suit, or proceeding within twenty (20) days after written request therefore by Employee to the Company; PROVIDED, that such request shall include a written undertaking by Employee, in a form acceptable to the Company, to repay such advances if it shall ultimately be determined that the Employee is or was not entitled to be indemnified by the Company against such costs and expenses.
In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company will engage competent legal representation, and Employee agrees to use the same representation; PROVIDED, that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all reasonable attorneys' fees of such separate counsel. The provisions of this Section 11 are in addition to, and not in derogation of, the indemnification provisions of the Company's By-laws. The foregoing indemnification also shall be applicable to Employee in his capacity as an officer, director, or representative of any subsidiary of the Company, or any other entity, but in each case only to the extent that Employee is serving at the request of the Board or the Board of Directors of the Company.

    12. NO PRIOR AGREEMENTS. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other Person. Further, Employee agrees to indemnify and hold harmless the Company and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Employee and such third party that was in existence as of the date of this Agreement. To the extent that Employee had any oral or written employment agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Employee and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

    13. ASSIGNMENT; BINDING EFFECT. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Employee accepts employment with a subsidiary or affiliate of the Company, unless Employee and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Employee, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer.

    14. COMPLETE AGREEMENT; WAIVER; AMENDMENT. This Agreement is not a promise of future employment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. Employee and the Company hereby agree that the Employment Agreement, dated as of December 1, 1996, between Employee and the Company is hereby terminated and superseded by this Agreement. This written

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Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

    15. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:                           US Office Products Company
                                          1025 Thomas Jefferson St., NW
                                          Suite 600E
                                          Washington, DC 20007
                                          Attn: General Counsel

To Employee:                              Jay Mutschler
                                          12109 Richland Road
                                          Herndon, VA 20171

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this
Section 15.

    16A.  CHANGE IN CONTROL.

    (a) Subject to the terms of this Section 16A, Employee understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder.

    (b) If, within 180 days following the closing of a transaction giving rise to a "Change in Control" (as defined below) (i) the Company terminates the Term and Employee's employment without cause pursuant to Section 6(d) above; or (ii) Employee voluntarily resigns, then, in either case, the termination of Employee's employment shall be treated as a termination by the Company pursuant to Section 6(d) above, and Employee shall be entitled to receive from the Company (or its successor, as applicable), an amount of severance (the
"Section 16A Severance") equal to the greater of (A) 2.99 times the amount of Employee's annual base salary, as then in effect, or (B) the amount of severance specified in Section 6(d), in either case payable in the manner specified in
Section 6(d) above, subject to the limitation set forth in the next sentence of this subsection (b). Anything in this Agreement to the contrary notwithstanding, if Employee is to receive Section 16A Severance, and if it shall be determined that the sum of (x) such Section 16A Severance, plus (y) any other payment, vesting, distribution, or transfer by the Company or any successor, of the foregoing, or by any other person, or that any other event occurring with respect to Employee and the Company for Employee's benefit, whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise (including under any employee benefit plan) (a "Payment"), would be subject to or result in the imposition of the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (and any regulations issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, the "Excise Tax"), then the amount of the Section 16A Severance shall be reduced to the greater of
(1) the amount of severance specified in Section 6(d), and (2) the highest amount of Section 16A Severance that may be paid by the Company without subjecting the total of Section 16A Severance and all other Payments included in the calculation of the Excise Tax to the Excise Tax.

    (c) All determinations required to be made under subsection (b) above, including whether and when a Payment is subject to Section 4999, the assumptions to be utilized in arriving at such determination, and the amount of any reduction in Section 16A Severance, shall be made by PricewaterhouseCoopers, or any other nationally recognized accounting firm that shall be the Company's outside auditors at the time of

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such determination (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations to Employee and the Company within fifteen (15) business days of the receipt of notice from the Company or Employee that there has been a Payment that the person giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm shall be borne by the company. If the Accounting Firm shall determine that no Excise Tax is payable by Employee, it shall furnish to Employee written advice that failure to report the Excise Tax on his applicable federal income tax return would not be reasonably likely to result in the imposition of a penalty for fraud, negligence, or disregard of rules or regulations. Any determination by the Accounting Firm shall be binding upon the Company and Employee in determining whether a reduction in the amount of Section 16A Severance is required and the amount thereof, in the absence of material mathematical or legal error.

    (d) Employee shall give written notice to the Company of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Excise Tax. Employee shall give such notice within a reasonable period of time after Employee shall have received written notice of such claim. Employee shall cooperate with the Company in determining whether to contest or pay such claim and shall not pay such claim without the written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

    (e) A "Change in Control" shall be deemed to have occurred if:

       (i) any person (which includes any group, as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules promulgated thereunder), other than the Company or an employee benefit plan of the Company, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the 1934
           Act) of any voting security of the Company or the Business Unit and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of the Company or the Business Unit;

       (ii) the individuals (A) who, as of the Commencement Date (the "Original Directors") or (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds ( 2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election) or (C) who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds ( 2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election) (such individuals being the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board;

       (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

       (iv) the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e., 50% or more of the total assets of the Company) or all or substantially all of the assets of the Business Unit.

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
    (f) Notwithstanding any other provision of this Section 16A to the contrary, any transaction of a type (x) falling within clause (i) above that is effected, led, or sponsored (solely or partially) by Clayton, Dubilier & Rice, Inc. ("CD&R"), or any entity controlled or managed by, or affiliated with, CD&R, and that otherwise would fall within such clause (i); or (y) falling within clause (iii) above and in which CD&R or any entity controlled or managed by, or affiliated with, CD&R, will retain Beneficial Ownership of at least 20% of the outstanding voting securities of the Company (or the surviving entity), shall not constitute a "Change in Control" for purposes of this Section 16A.

    16. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(d) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

    17. EQUITABLE REMEDY. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 7, 8, 9 and 10, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

    18. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. The arbitration proceeding shall be held in Washington, D.C. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 17 above, from any court of competent jurisdiction, without the need to resort to arbitration.

    19. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the District of Columbia without regard to its conflict of laws principles.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                        US OFFICE PRODUCTS COMPANY

                                        By:  /s/ WARREN D. FELDBERG
                                            ------------------------------------
                                            Name: Warren D. Feldberg
                                            Title: President and Chief Executive
                                        Officer

EMPLOYEE:

/s/ Jay Mutschler
---------------------------------
Jay Mutschler

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